Exhibit 10.2

2010 MASTER STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD

AWARD AGREEMENT made this {date}, by and between Donaldson Company, Inc. (“Donaldson”) and ______________, an employee of Donaldson (“Employee”).

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration the parties hereto agree as follows:

1.            Donaldson hereby grants to the Employee             shares of Common Stock for no cash consideration, subject to the following restrictions (“Restricted Stock”):

a.            This Award is granted pursuant to the 2010 Master Stock Inventive Plan of Donaldson (“2010 Plan”) and is subject to all of the terms and conditions of such Plan.  The Employee acknowledges receipt of a copy of the 2010 Plan and the Plan Prospectus.

b.            Date of grant shall be                      (“Grant Date”).

c.            The Restricted Stock may not be sold, assigned, hypothecated or transferred (including without limitation, transfer by gift or donation) until the         anniversary of the Grant Date (“Restriction Period”).

d.            Shares subject to the Restricted Stock Award shall be forfeited to Donaldson if, at any time within the Restriction Period, employment of the Employee by Donaldson terminates for any reason (including without limitation termination by Donaldson, with or without cause) other than for reasons of death, normal retirement at or after age 55, or long-term disability.

e.            Upon termination of the Employee’s employment within the Restriction Period by reason of death, normal retirement, or long-term disability, the restrictions hereinabove imposed shall lapse for that number of shares obtained by multiplying the Award by a fraction formed from dividing the full number of months of the Employee’s employment since the Grant Date by _____.  The remainder of shares shall be forfeited to Donaldson.

f.            Notwithstanding anything herein to the contrary such restrictions shall lapse and all of the shares shall become fully vested in the event of a Change in Control as defined in section 3 below.

2.             Execution of the Employee Agreement.  In consideration of the grant of Restricted Stock and other good and valuable consideration associated with the Employee’s employment with Donaldson, the Employee agrees to execute the Employee Agreement attached hereto and labeled as Exhibit A.  The Employee acknowledges and agrees that the grant of Restricted Stock is expressly conditioned upon the Employee’s execution of the Employee Agreement, and the Employee further acknowledges and agrees that the grant of Restricted Stock is adequate consideration for the Employee’s execution of the Employee Agreement and the restrictive covenants contained therein.

3.             Vesting upon Change in Control.  In the event of a “Change in Control” of Donaldson, the shares subject to the Restricted Stock Award shall immediately become fully vested and delivered to the Employee.  The term “Change in Control” shall have the following meaning assigned to it in this Award Agreement.  A “Change in Control” of Donaldson shall have occurred if (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Donaldson, any trustee or other fiduciary holding securities under an employee benefit plan of Donaldson or any corporation owned, directly or indirectly, by the shareholders of Donaldson in substantially the same proportions as their ownership of stock of Donaldson), either is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Donaldson representing 30% or more of the combined voting power of Donaldson’s then outstanding securities, (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Donaldson (the “Board”), and any new director (other than a director designated by a person who has entered into an agreement with Donaldson to effect a transaction described in clause (i), (iii) or (iv) of this subparagraph) whose election by the Board or nomination for election by Donaldson’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, unless the approval of the election or nomination for election of such new directors was in connection with an actual or threatened election or proxy contest, (iii) the shareholders of Donaldson approve a merger or consolidation of Donaldson with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Donaldson outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Donaldson or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Donaldson (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of Donaldson’s then outstanding securities or (iv) the shareholders of Donaldson approve a plan of complete liquidation of Donaldson or an agreement for the sale or disposition of Donaldson of all or substantially all of Donaldson’s assets or any transaction having a similar effect.

4.             The Employee shall have the right to vote the shares of Restricted Stock and receive cash dividends on such shares.

5.             The certificate(s) evidencing shares of Restricted Stock shall be held in custody by Donaldson (attention of Corporate Secretary) until the restrictions have lapsed.

6.             Donaldson and the Employee recognize that this Agreement in no way restricts the right of Donaldson to terminate the Employee’s employment at any time.

IN WITNESS WHEREOF, Donaldson and the Employee have duly executed this Agreement as of the day and year first above written.

DONALDSON COMPANY, INC.		EMPLOYEE

By:
	William M. Cook	Employee Name
Its:	Chairman, President and Chief Executive Officer